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Exhibit 11.1:   Statement re:  Computation of Per Share Earnings.

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
                                                      Three Months Ended             Six Months Ended
                                                           June 30,                      June 30,

                                                      1998           1997          1998           1997
Basic:
  Average shares outstanding                           4,164,010     4,012,076     4,159,972     4,012,076
  Net Income                                          $1,102,000    $  768,000    $1,959,000    $1,521,000
  Per share amount                                    $    .2646    $    .1914    $    .4709    $    .3791

Diluted:
   Average shares outstanding                          4,164,010     4,012,076     4,159,972     4,012,076
   Net effect of dilutive stock options --
       based on the treasury stock method using
       period-end market price, if higher than
       average market price                            1,090,816     1,081,611     1,090,816     1,081,611
Assumed conversion of Class A convertible
      Preferred Stock                                    420,000       470,400       420,000       470,400
Total                                                  5,674,826     5,564,087     5,670,788     5,564,087
Net Income                                            $1,125,000    $  801,000    $2,003,000    $1,592,000
Per share amount                                      $    .1982    $    .1440    $    .3532    $    .2861
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